EXHIBIT 99.1

News Release

BOARDWALK ANNOUNCES SECOND QUARTER 2009 RESULTS

HOUSTON, July 27, 2009 -- Boardwalk Pipeline Partners, LP, (NYSE:BWP) announced today its results for the second quarter ended June 30, 2009, which included the following:

−
Operating revenues of $201.4 million for the quarter and $424.8 million for the six months ended June 30, 2009, a 6% and 10% increase from $190.3 million and $387.6 million in the comparable 2008 periods;

−	Net income of $20.3 million for the quarter and $72.3 for the six months ended June 30, 2009, a 69% and 53% decrease from $64.7 million and $152.8 million in the comparable 2008 periods; and

−
Earnings before interest, taxes, depreciation and amortization (EBITDA) of $104.8 million for the quarter and $230.0 million for the six months ended June 30, 2009, a 7% decrease from $112.6 million and $246.4 million in the comparable 2008 periods.

The higher revenues for the second quarter and six months ended June 30, 2009, were driven by transportation revenues from the expansion projects and higher storage and parking and lending revenues. However, transportation revenues, excluding fuel, from expansion projects were approximately $58 million lower than anticipated for the quarter and $70 million lower than anticipated for the six months ended June 30, 2009 (based on projected demand charges under firm contracts) due to operating those pipelines at reduced pressures and temporary shut downs relating to the discovery and remediation of anomalies in certain joints of pipe.

The higher revenues were more than offset by higher expenses related to the operation of the expansion pipelines, primarily depreciation and property taxes, higher operation and maintenance expenses and higher interest expense, which reduced net income and EBITDA for the second quarter and six months ended June 30, 2009 as compared to 2008.  Net income and EBITDA for the first six months of 2008 were favorably impacted by gains of $21.9 million ($18.8 million for the second quarter 2008) from gas sales and mark-to-market activity related to certain derivatives associated with the expansion projects and an $11.2 million contract settlement gain.

Capital Program

Expansion and growth capital expenditures were $477.5 million for the six months ended June 30, 2009.  This includes the following for the Partnership’s expansion pipeline projects and pipe anomaly remediation efforts, including remediation efforts for the East Texas pipeline (in millions):
	Six Months	Inception to Date
Southeast Expansion	$36.8	$744.1
Gulf Crossing Project	178.3	1,581.8
Fayetteville and Greenville Laterals	216.4	900.6
42-inch Pipe Remediation	10.1	10.1
Total expansion capital expenditures	$441.6	$3,236.6

Maintenance capital expenditures were $19.7 million for the six months ended June 30, 2009.

Net Income Per Unit

In the first quarter 2009, the Partnership began applying the provisions of EITF Issue No. 07-4, Application of the Two-Class Method under FASB Statement No. 128, Earnings per Share, to Master Limited Partnerships, which provides that net income for the current period be reduced by the amount of available cash that will be distributed with respect to that period for purposes of calculating net income per unit.  Any residual amount representing undistributed net income (or loss) is assumed to be allocated to the various ownership interests in accordance with the contractual provisions of the partnership agreement.

Under the Partnership’s partnership agreement, for any quarterly period, the incentive distribution rights (IDRs) participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in undistributed net income or losses.  Accordingly, undistributed net income is assumed to be allocated to the other ownership interests on a pro rata basis, except the class B units for which participation in net income is limited to $0.30 per unit per quarter.

The following table provides a reconciliation of net income and the assumed allocation of net income to the common and class B units for purposes of computing net income per unit for the three months ended June 30, 2009 (in millions, except per unit data):

	Total	Common Units	Class B Units	General Partner and IDRs
Net income	$20.3
Declared distribution	91.3	$79.1	$6.9	$5.3
Assumed allocation of undistributed net loss	(71.0)	(60.7)	(8.9)	(1.4)
Assumed allocation of net income	$20.3	$18.4	$(2.0)	$3.9
Weighted average units outstanding		155.5	22.9
Net income per unit		$0.12	$(0.09)

The following table provides a reconciliation of net income and the assumed allocation of net income to the common and class B units for purposes of computing net income per unit for the six months ended June 30, 2009 (in millions, except per unit data):

	Total	Common Units	Class B Units	General Partner and IDRs
Net income	$72.3
Declared distribution	178.2	$154.4	$13.7	$10.1
Assumed allocation of undistributed net loss	(105.9)	(90.5)	(13.3)	(2.1)
Assumed allocation of net income	$72.3	$63.9	$0.4	$8.0
Weighted average units outstanding		155.2	22.9
Net income per unit		$0.41	$0.02

As a result of applying the provisions of EITF No. 07-04, net income per unit for the second quarter and six months ended June 30, 2008, has been adjusted from $0.49 and $1.09 per common and subordinated unit, as originally reported using the provisions of EITF Issue No. 03-06, Participating Securities and the Two-Class Method under FASB Statement No. 128, to $0.50 and $1.18 per common unit and $0.46 and $1.14 per subordinated unit.  The following table provides a reconciliation of net income and the assumed allocation of net income to the common and subordinated units for purposes of computing net income per unit for the three months ended June 30, 2008 (in millions, except per unit data):

	Total	Common Units	Subordinated Units	General Partner and IDRs
Net income	$64.7
Declared distribution	66.2	$47.3	$15.6	$3.3
Assumed allocation of undistributed net income	(1.5)	(1.1)	(0.4)	-
Assumed allocation of net income	$64.7	$46.2	$15.2	$3.3
Weighted average units outstanding		92.3	33.1
Net income per unit		$0.50	$0.46

The following table provides a reconciliation of net income and the assumed allocation of net income to the common and subordinated units for purposes of computing net income per unit for the six months ended June 30, 2008 (in millions, except per unit data):

	Total	Common Units	Subordinated Units	General Partner and IDRs
Net income	$152.8
Declared distribution	126.7	$89.5	$30.9	$6.3
Assumed allocation of undistributed net income	26.1	18.8	6.8	0.5
Assumed allocation of net income	$152.8	$108.3	$37.7	$6.8
Weighted average units outstanding		91.5	33.1
Net income per unit		$1.18	$1.14

Conference Call

The Partnership has scheduled a conference call for July 27, 2009, at 9:00 a.m. EDT, to review the second quarter results. The earnings call may be accessed via the Boardwalk website at www.bwpmlp.com. Please go to the website at least 10 minutes before the event begins to register and download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (800) 299-7089 for callers in the U.S. or (617) 801-9714 for callers outside the U.S. The PIN number to access the call is 59045381.

Replay

An audio replay will also be available on the Boardwalk website www.bwpmlp.com immediately following the call.

Non-GAAP Financial Measure - EBITDA

EBITDA is used as a supplemental financial measure by management and by external users of the Partnership's financial statements, such as investors, commercial banks, research analysts, and rating agencies, to assess the Partnership's operating and financial performance, ability to generate cash and return on invested capital as compared to those of other companies in the natural gas transportation, gathering, and storage business. EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (GAAP). EBITDA is not necessarily comparable to a similarly titled measure of another company.

The following table presents a reconciliation of the Partnership's EBITDA to its net income, the most directly comparable GAAP financial measure, for each of the periods presented below (in millions):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008
Net Income	$20.3	$64.7	$72.3	$152.8
Income taxes	-	0.2	0.3	0.5
Depreciation and amortization	51.6	30.4	98.0	57.8
Interest expense	33.0	17.7	59.6	36.7
Interest income	(0.1)	(0.4)	(0.2)	(1.4)
EBITDA	$104.8	$112.6	$230.0	$246.4

About Boardwalk

Boardwalk Pipeline Partners, LP, is a limited partnership engaged, through its subsidiaries, Gulf Crossing Pipeline Company LLC, Gulf South Pipeline Company, LP, and Texas Gas Transmission, LLC, in the interstate transportation and storage of natural gas. Boardwalk’s interstate natural gas pipeline systems have approximately 14,200 miles of pipeline and underground storage fields having aggregate working gas capacity of approximately 160 Bcf.

Forward-Looking Statements

Statements contained in this press release which are not historical facts are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management. A discussion of the important risk factors and other considerations that could materially impact these matters, as well as the Partnership's overall business and financial performance, can be found in the reports and other documents filed by the Partnership and its predecessor with the Securities and Exchange Commission. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Partnership expressly disclaims any obligation or undertaking to release publicly any updates or revisions to its forward-looking statements to reflect any change in the Partnership's expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

BOARDWALK PIPELINE PARTNERS, LP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Millions, except per unit amounts)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008
Operating Revenues:
Gas transportation	$169.3	$160.2	$370.2	$336.7
Parking and lending	8.4	4.6	15.8	9.7
Gas storage	14.3	13.6	27.9	24.3
Other	9.4	11.9	10.9	16.9
Total operating revenues	201.4	190.3	424.8	387.6

Operating Costs and Expenses:
Fuel and gas transportation	10.8	31.2	26.5	47.1
Operation and maintenance	32.2	23.7	63.0	48.6
Administrative and general	30.6	27.3	59.5	52.5
Depreciation and amortization	51.6	30.4	98.0	57.8
Contract settlement gain	-	-	-	(11.2)
Asset impairment	-	-	-	1.4
Net loss (gain) on disposal of operating assets and related contracts	5.5	(14.2)	6.4	(14.0)
Taxes other than income taxes	17.5	10.9	39.6	22.9
Total operating costs and expenses	148.2	109.3	293.0	205.1

Operating income	53.2	81.0	131.8	182.5

Other Deductions (Income):
Interest expense	31.3	17.7	57.9	36.7
Interest expense - affiliates	1.7	-	1.7	-
Interest income	(0.1)	(0.4)	(0.2)	(1.4)
Miscellaneous other income, net	-	(1.2)	(0.2)	(6.1)
Total other deductions	32.9	16.1	59.2	29.2

Income before income taxes	20.3	64.9	72.6	153.3

Income taxes	-	0.2	0.3	0.5

Net income	$20.3	$64.7	$72.3	$152.8

Net Income per Unit:	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008
Basic and diluted net income per unit:
Common units (a)	$0.12	$0.50	$0.41	$1.18
Class B units	$(0.09)	$-	$0.02	$-
Subordinated units (a)	$-	$0.46	$-	$1.14
Cash distribution to common and subordinated units (a)	$0.485	$0.465	$0.965	$0.925
Cash distribution to class B units	$0.30	$-	$0.60	$-
Weighted-average number of units outstanding:
Common units (a)	155.5	92.3	155.2	91.5
Class B units	22.9	-	22.9	-
Subordinated units (a)	-	33.1	-	33.1
(a) All of the 33.1 million subordinated units converted to common units on a one-for-one basis in November 2008.

SOURCE:                      Boardwalk Pipeline Partners, LP

Contact:                        Boardwalk Pipeline Partners, LP
           Jamie Buskill, 713-479-8082
               Senior VP, Chief Financial Officer and Treasurer

            Or

              Allison McLean, 866-913-2122
      Investor Relations